SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential,  for  use  of the  Commission  only  (as  permitted  by  Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       UNIVERSAL SEISMIC ASSOCIATES, INC.
                (Name of Registrant as Specified In Its Charter)

                       UNIVERSAL SEISMIC ASSOCIATES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies: N/A

     2)   Aggregate number of securities to which transaction applies: N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1): N/A

     4)   Proposed maximum aggregate value of transaction: N/A

     5)   Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: N/A

     2)   Form, Schedule or Registration Statement No.: N/A

     3)   Filing Party: N/A

     4)   Date Filed: N/A

--------

(1) Estimated pursuant to Rule 0-11(c) and (a)(4), based on the book value of the securities to be received by the registrant upon consummation of the Mergers.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held January 28, 1997


Houston, Texas
December 20, 1996

To the Stockholders of UNIVERSAL SEISMIC ASSOCIATES, INC.

Notice is hereby given that the annual meeting of the stockholders of Universal Seismic Associates, Inc. (the "Company"), will be held at the Company's offices at 16420 Park Ten Place, Suite 300, Houston, Texas on Tuesday, January 28, 1997, at 10:00 am, local time, for the following purposes:

     1. To elect five directors.

     2. To transact any other business which may properly come before the meeting.

Stockholders of record at the close of business on December 13, 1996, are entitled to notice of, and to vote at, the meeting. All shareholders are cordially invited and urged to attend the meeting. YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting,

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

The By-laws of the Company require that the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

     Your support for the Company is greatly appreciated.

                                   By order of the Board of Directors

                                   /s/ Vicki D. Humphrey
                                   ----------------------------------
                                   Vicki D. Humphrey,
                                   Corporate Secretary

                       UNIVERSAL SEISMIC ASSOCIATES, INC.
                        16420 Park Ten Place, Suite 300
                           Houston, Texas 77084-5051

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held Tuesday, January 28,1997

                SOLICITATION, REVOCATION AND EXERCISE OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Universal Seismic Associates, Inc. (the "Company" or "Universal") for use at the Annual Meeting of Stockholders of the Company to be held at the time, place specified below and for the purposes set forth in the foregoing Notice.

     On December 6, 1996, the Company received notice that a "Stockholders' Protective Committee" (the "Committee"), consisting of two (2) shareholders owning approximately 5.2% of the Company's Common Stock, intended to solicit proxies (the "Committee Proxy Solicitation") for use at the Annual Meeting of the Company in opposition to the proxies being solicited herein by the Board of Directors of the Company (the "Board"), and in favor of proposals by the Committee. Further, the Committee indicates its intention to solicit consents (the "Committee Consent Solicitation") which would allow action to be taken prior to the Annual Meeting of the Company. The Committee Consent Solicitation seeks to remove the current Board, to elect a Board of Directors consisting of nominees recommended by the Committee, and to terminate the present management of the Company, all of this action to be taken prior to the Annual Meeting of the Company. THE BOARD DOES NOT BELIEVE THAT THE COMMITTEE PROXY SOLICITATION NOR THE COMMITTEE CONSENT SOLICITATION IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS, AND THE BOARD URGES YOU NOT TO EXECUTE ANY BLUE PROXIES OR CONSENTS SOLICITED BY THE COMMITTEE.

PLEASE SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

Solicitation of Proxies

     The cost of soliciting proxies on behalf of the Board will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC"), a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $30,000 plus certain expenses. In addition, the Company has agreed to indemnify and hold CIC harmless against certain liabilities in connection with its solicitation efforts. CIC intends to utilize approximately 20 of its employees in connection with its solicitation efforts. In addition, the Company may use its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile or similar means. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such stock. The Company currently estimates that as a result of the Committee Stockholder Solicitations it will incur approximately $100,000 in additional costs and expenditures (including legal fees and the fees of CIC) in connection with this solicitation. The Company estimates that to date it has incurred $7,500 of such additional costs and expenditures. The Company's proxy solicitation will commence with the mailing of this Proxy Statement on or about December 20, 1996.

     Any stockholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to the Secretary of the Company or by attending the meeting and withdrawing the proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to the Company's principal executive offices as follows: Universal Seismic Associates, Inc., 16420 Park Ten Place, Suite 300, Houston, Texas 77084- 5051, Attn: Vicki D. Humphrey, Secretary. Shares represented by duly executed proxies received prior to the meeting will be voted in accordance with the instructions indicated in the proxy.

                                   BACKGROUND

     It is our understanding that you have received or will receive from the Committee a Consent and Proxy Statement in Opposition to the Board of Directors requesting your support in replacing the existing Board of Directors of your Company. Your Board believes that many of the Committee's statements are inaccurate and misleading. Accordingly, we do not want to waste your time by responding to them point by point. Instead, we intend to briefly review with you the history of Universal, the events leading up to this attack, and the current status and what we believe to be the likely prospects of your Company. Organized in 1985, Universal was a 2-D seismic acquisition and sales company until the fiscal year ended June 30, 1993. At that time your management and the then Board of Directors aggressively moved Universal into the new 3-D seismic technology. Since that time Universal's financial performance reflects revenue growth of 450% and asset growth of 230%, as the following table indicates.


                                            Fiscal Year End
                                     ------------------------------
                                                June 30,
                                         1993              1996
                                      ------------     -------------
     Revenues                         $  5,566,143     $ 25,599,121
     Net  Income                      $ (7,245,726)    $   (808,857)
     Cash Flow From Operations        $ (4,359,683)    $  1,572,678
     Assets                           $ 13,769,470     $ 32,145,846

     For the past three fiscal years ended June 30, 1996 cash flow from operations has totaled approximately $5.7 million, and during this period your Company has expanded from two to six seismic acquisition crews and now has 8,100 channels of state-of-the-art 3-D seismic equipment. However, as in many companies where new technology and high growth occur simultaneously, profitability and cash flow have at times been negatively impacted by the need to purchase and finance the purchase of expensive seismic equipment. The Company spent $7,403,621, $2,600,000 and $1,125,400 for equipment purchases in fiscal 1996, 1995 and 1994, respectively. Related interest expense was $1,121,969, $856,611 and $723,256 for fiscal 1996, 1995 and 1994, respectively. Universal has, however, become an industry leader in 3-D seismic data acquisition during this period, shooting and processing data for industry leaders such as Shell, Arco, Enron, Texaco and Unocal.

     The acceptance and documented success of 3-D seismic has dramatically increased the demand for this technology industry-wide. More competitors, some with far greater financial resources than your Company, have entered the market and more 3-D seismic equipment became available, thus increasing competition for available domestic prospects and slowly negatively impacting margins. As the potential for 3-D seismic crew oversupply heightened, Universal's management and Board of Directors embarked upon a two phase diversification strategy.

     The first phase of this strategy was a commitment to find a strategic partner with whom to form an energy exploration and production subsidiary to exploit the opportunity to participate in oil and gas prospects by providing the acquisition of data at reduced cost in exchange for a working interest in the prospect. Your management views the resulting higher crew utilization, the enhanced exploration success rate of 3-D seismic and the return characteristics of oil and gas reserve base, in an environment of stable to increasing oil and gas prices, as enhancing shareholder value.

     While it is too early to fully assess the long term impact of this decision, progress to date has been gratifying. In January of 1996, the Company formed its exploration and production subsidiary, UNEXCO, Inc. ("UNEXCO") and affiliates of Resource Investors Management Company ("RIMCO" or "RIMCLP") provided $3.0 million to fund the initial phase of this strategy, as well as $4.0 million to recapitalize Universal's existing debt. Subsequently, RIMCO funded an additional $6.5 million to acquire a second 1,800 channel RSR crew and to upgrade Universal's seismic data processing facility. These funds were made available to Universal in the form of debt with warrants and convertible debt. (See "ELECTION OF DIRECTORS - Certain Relationships"). In a competitive environment which has seen competitors and equipment suppliers in financial difficulty, forcing both consolidations and bankruptcy filings, your Company, through its UNEXCO subsidiary, has agreed to participate with a broad range of industry participants in fourteen prospects covering approximately 250 square miles. To date, seven of these fourteen prospects have been shot. Four have been processed and analyzed. Two wells have been drilled and completed and another is waiting completion. Our partner on two of these wells is Mr. Kanarellis, a member of the Committee. The Company expects to drill ten to fifteen additional wells over the next six months. In addition to this high level of activity, 4% of the acreage in one of the prospects was sold in a transaction, initiated by the operating partner of this project, resulting in a $556,000 profit for UNEXCO during the first fiscal quarter of this year. Management and the Board are committed to realize the potential value of this initial activity, and Universal has recently entered into a letter of intent for RIMCO to provide an additional $3.0 million development financing facility primarily for UNEXCO operations.

     In the second phase of the diversification strategy the Board authorized management to seek out seismic data acquisition opportunities in the international market. Prior to this, the Company's experience in one foreign contract had been successful, and it was believed that the anticipated longer contracts, higher crew utilization and stronger pricing perceived to be potentially available in the international markets would again have long term benefits for Universal's earnings and shareholder value. Venezuela became one of the few areas where the search was to be concentrated. During the course of the Company's initial evaluation of these opportunities it was introduced to SUELOPETROL, c.a., a Venezuelan corporation ("Suelo") by Technoflex Inc., a company owned by Mr. Michael Kanarellis who was, prior to the start of negotiations, a 100,000 share beneficial owner of Universal and a friend of the Company with whom other business relationships had already been established. While the terms of a Confidentiality Letter executed between Universal and Suelo prohibited the disclosure of specific facts regarding Suelo, its financial condition and its business position within the Venezuelan market, management and the Board believes that it is important for you to understand the following points:

1) During preliminary due diligence, both companies visited one another and exchanged summary, and in many cases estimated, financial and operating information.

2) Based upon this limited review and the information available, Universal and Suelo entered into a Letter of Intent, subject to, among other things, extensive due diligence and the negotiation of definitive terms and conditions. This Letter of Intent was announced to you on August 1, 1996.

3)   At that  time  Universal  hired  a team of  advisors  including  Coopers  &
     Lybrand, Boyer, Ewing & Harris Incorporated, and Raymond James & Associates, to assist the Board in its evaluation of the transaction. Mr. Kanarellis who had been intimately involved in all stages of negotiation, and by then a 223,900 share beneficial owner of the Company, was not engaged or retained by Universal but instead sought to facilitate the transaction with the expectation that his fee for services would be forthcoming from a combined company.

4) Over an approximately 88 day period, your Company and its advisors performed extensive due diligence including the drafting of a proposed definitive merger agreement, causing an audit of certain Suelo historical financial results, discussions of combined operating and capital allocation strategies and modeling of pro forma and projected operating results. The Company is contractually prohibited from the disclosure of detailed financial information obtained from Suelo procured in connection with its negotiations and due diligence. Universal does believe, however, that it can disclose the fact that the Board's decision that the transaction, as originally structured, was not in the best interests of the stockholders was based upon the fact that the accuracy of the fundamental financial assumptions regarding Suelo (which were based upon representations from Suelo and Mr. Kanarellis) were not supported by the due diligence of Universal and its advisors.

5) At that time the Board of Directors and its advisors determined that (i) it was not in the best interests of the Company and its shareholders to complete the transaction as it was currently structured, and (ii) additional due diligence was necessary to determine the appropriate consideration which the Board of Universal would be willing to pay Suelo shareholders in the transaction and the timing thereof. It was agreed that a mutually beneficial transaction was still desired by Universal.

6) Negotiations regarding restructuring the transaction were then initiated with Suelo. Suelo indicated that its shareholders would not restructure the transaction to reflect the financial realities evidenced by Universal's due diligence. These discussions resulted in Universal's press release of November 13, 1996 indicating that current merger discussions had ceased.

     The management and Board of Directors continue to have the highest regard for Suelo and its management and owners, as well as the potential opportunities offered by that expanding market. Universal has indicated both verbally and in writing that it wishes to maintain business relationships in the hope that a mutually advantageous partnering can be accomplished at a later date.

     We can appreciate that many shareholders are disappointed that a satisfactory transaction, accretive to shareholder value, was not completed. As shareholders of Universal, we are disappointed also. Your management and Board of Directors worked diligently on your behalf to effect that combination until it was deemed to not be in your best interests. The approximate costs of that effort were substantial, $300,000, and were not abandoned lightly. We stand by our decision to not proceed with this transaction at this time.

     Your management and Board of Directors are committed to enhancing shareholder value and has been diligently implementing plans whereby that goal will be accomplished. Since the end of the last fiscal year, the following has taken place:

1) A complete review of domestic operations has been accomplished and a plan has been implemented to improve profitability by combining certain crews, eliminating redundancies and improving control of contract pricing.

2) UNEXCO, four of the fourteen existing prospects have been committed to, four have been shot and five are in preparation for the shooting stage. RIMCO has committed to fund an additional $3.0 million to support this activity.

3) Our financial condition, in particular the accounts receivable - accounts payable imbalance, is being addressed through vendor trust arrangements between our clients and our suppliers and a repayment of inter-company receivables from the new RIMCO facility. In addition, UNEXCO expects reimbursement from participating partners of $1.0 million of costs that were included in its full cost pool of oil and gas properties, but not in accounts receivable. This cash will be used to reduce accounts payable. The Company has had a very good October and anticipates improved results form its data acquisition activities for its second quarter.

     Our search continues for opportunities to create additional shareholder value in the seismic data acquisition and oil and gas exploration and development fields in both the domestic and international arenas. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT ALL OF THE COMMITTEE'S PROPOSALS AND RETURN THE WHITE PROXY CARD IN SUPPORT OF THE CURRENT BOARD.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, par value $.0001 per share ("Common Stock"). The record date for the stockholders entitled to notice of and to vote at the meeting is the close of business on December 13, 1996, at which date the Company had outstanding and entitled to vote at the meeting 5,229,109 shares of Common Stock. Stockholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their name on the record date. Stockholders representing a majority of the Common Stock outstanding and entitled to vote must be present or represented by proxy to constitute a quorum.

                             ELECTION OF DIRECTORS

     It is  proposed to elect five  directors  at the  meeting,  all of whom are
currently   directors,   who  will  serve  until  the  next  Annual  Meeting  of
Stockholders or until his successor shall have been elected and qualified.

     It is the intention of the parties named in the enclosed proxy to vote the shares represented thereby for the election of the nominees indicated below unless the proxy is marked otherwise. Each nominee has agreed to serve as a director if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this Proxy Statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. The election of directors will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote thereon.

Nominees for Director

     The following table sets forth certain information regarding the current members of and nominees for the Board of Directors as of December 13, 1996.


                                                                    Year First
                                                                    Became a
Name                  Age   Position With Company                   Director
----                  ---   --------------------                    ---------
Michael J. Pawelek    38    President and Chief Executive Officer   1992
Ronald L.  England    39    Chief Financial Officer and Treasurer   1994
Calvin G. Cobb        39    Director                                1993
Stephen F. Oakes      47    Director                                1996
Gary J.  Milavec      34    Director                                1996


     Set forth below is certain information concerning the nominees for election as directors of the Company at the Annual Meeting, including the business experience of each during at least the past five years.

     Michael J. Pawelek has served as President and a director of the Company since January 1992 and was elected Chief Executive Officer in December 1994. Mr. Pawelek is a director and President and Chief Executive Officer of Kentex Holdings, Inc. ("Kentex"), whose principal asset consists of all of the outstanding capital stock of Sierra Management, Inc., a Texas corporation and a principal shareholder of the Company ("Sierra"). See "Security Ownership of Certain Beneficial Owners and Management." Between November 1987 and January 1992, Mr. Pawelek was an officer and director of a subsidiary of Sierra that conducted oil and gas operations.

     Ronald L. England has served as Chief Financial Officer and Treasurer of the Company since January 1994 and has served as a director of the Company since November 1994. Prior to 1994, and since joining the Company in December 1992, Mr. England served as Controller of the Company. Between 1984 and 1992, Mr.
England held financial management positions with various seismic companies, including Fairfield Industries, Inc. and PGI/Seis Pros. Mr. England is also a director and Vice President and Secretary of Kentex and Sierra.

     Calvin G. Cobb has served as a director of the Company since March 1993. Mr. Cobb also served as Chief Financial Officer and Treasurer of the Company, on a temporary basis, from March through December 1993. Mr. Cobb is also a Managing Director of Corstone Corporation, a private merchant banking firm, with whom he has been employed since August 1996. From September 1991 until July 1996, Mr. Cobb was a Senior Managing Director of The London Manhattan Company, an investment banking firm.

     Stephen F. Oakes has been a director of the Company since May 1996. From 1989 to 1992, he served as managing director of Robert Fleming, Inc., an investment banking company. He has been associated with Resource Investors Management Company Limited Partnership, a full service investment management company specializing in the energy industry ("RIMCLP"), and the general partner of each of RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV (the "RIMCO Partnerships"), since 1992. Mr. Oakes also serves as a director of Dawson Production Services, Inc.

     Gary J. Milavec has served as a director of the Company since February 1996. Since 1990, he has been associated with RIMCLP, first as a Vice President and then as a Senior Vice President in 1995. Mr. Milavec also serves as a director of Texoil, Inc.

Board  Committees

     The Company's Board of Directors has established an Audit Committee, which committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants a plan and results of their examination of the financial statements, and determining the independence of such accountants. The Audit Committee is composed solely of directors who are not officers or employees of the Company. Messrs. Cobb, Milavec and Oakes are the current members of the Audit Committee.

     The Board of Directors has also established a Compensation Committee, composed of Messrs. Cobb, Milavec and Oakes, which is responsible for setting compensation policy for all employees.

     The Board of Directors has also established a Stock Option Committee, composed of Mr. Pawelek, which is responsible for awarding stock options under the 1994 Employee Stock Option Plan (the "1994 Plan").

     The Board of Directors has not established a Nominating Committee. The functions typically associated with such committee are performed by the full board.

     During the Company's 1996 fiscal year (the year ended June 30, 1996), the Board of Directors held three (3) meetings in person or by telephone conference. Members of the Board of Directors are provided with information between meetings regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultations from time to time leads to director action between meetings by unanimous written consent of the directors, which occurred on five separate occasions in fiscal 1996. During the 1996 fiscal year, the Audit

Committee held various informal meetings and the Compensation Committee and the Stock Option Committee each held one (1) formal meeting. Each of the incumbent directors attended no fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the 1996 fiscal year (for the period during which he was a director) and (ii) the total number of meetings held by any committee of the Board of Directors on which he served (during the periods that he served).

Executive Compensation

     Summary Compensation Table

     The following table reflects the aggregate cash compensation paid to the Chief Executive Officer of the Company and to each of the Company's executive officers whose compensation exceeded $100,000 for services rendered during the fiscal year ended June 30, 1996:



                                Annual Compensation                          Long Term Compensation
                                                                           Awards              Payouts
--------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------- Other        Restricted                       All Other
Name and                                                    Annual       Stock       Options/  LTIP      Compensation
Principal Position      Year    Salary ($) (1)  Bonus ($)   Compensation Award(s)($) SARs (#)  payouts($)   ($)
--------------------------------------------------------------------------------------------------------------------
Michael J. Pawelek      1996      $141,300      $20,681.09      $-0-$      $-0-$      -0-      $-0-$        $-0-$
                        --------------------------------------------------------------------------------------------
  President and Chief   1995      $125,000       -0-             -0-        -0-       -0-       -0-          -0-
                        --------------------------------------------------------------------------------------------
  Executive Officer     1994      $125,000       -0-             -0-        -0-       -0-       -0-          -0-
--------------------------------------------------------------------------------------------------------------------


(1) Includes perquisites to the extent that the aggregate value of such perquisites paid or otherwise made available to such person exceed 10% of salary and bonus.

     Other Information Regarding Executive Compensation

     Option/SAR Grants Table. There were no stock options or stock appreciation rights ("SAR") granted to the Chief Executive Officer or any other persons during fiscal year 1996.

     Aggregate Option/SAR Exercises in Fiscal Year 1996 and Year-End Option/SAR Values. The Chief Executive Officer did not hold any unexercised options as of June 30, 1996 and did not exercise any options during the fiscal year ended June 30, 1996.

     Compensation of Directors

     The Company pays each director who is not an officer or employee of the Company a $5,000 annual fee and an attendance fee of $500 for each meeting of the Board of Directors or any committee thereof that such director actually attends. In addition, the Company reimburses directors for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. During fiscal year 1996, except as set forth below, no director received more than the standard arrangement. Directors' compensation may be changed at any time by the Board of Directors.

     The Company has, in the past, issued options to purchase shares of common stock to non-employee directors. In December 1993, the Company granted to each non-employee director of the Company at that time, including Mr. Cobb, Matthew
R. Bob and Alfred Lasaine, an option to purchase 5,000 shares of the Company's common stock for $2.50 per share pursuant to the 1992 Stock Incentive Plan, which options became exercisable immediately and remain exercisable until one year after the grantee ceases to be a director of the Company for any reason. The Company granted to each of Mr. Bob and Mr. Cobb, in October and December 1994, respectively, an option to purchase 5,000 shares of the

Company's common stock for $4.00 per share pursuant to the 1992 Stock Incentive Plan, which options became exercisable immediately and remain exercisable until one year after the grantee ceases to be a director of the Company for any reason. The Shareholders approved the 1995 Director's Plan at the 1995 Annual Meeting of Shareholders of the Company. The Company has since granted to each of Mr. Cobb and Mr. Bob on November 21, 1995 an option to purchase 10,000 shares of the Company's common stock for $4.06 per share pursuant to the 1995 Director's Plan, which options became exercisable immediately and remain exercisable until one year after the grantee ceases to be a director of the Company for any reason. Mr. Bob resigned as a director on February 23, 1996.

     The Company maintains directors' and officers' liability insurance and its Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

     Employment Contracts

     The Company has entered into a written employment contract with Michael J. Pawelek for a term of two years beginning March 1, 1995, with an automatic renewal for additional terms of two years unless Mr. Pawelek or the Company gives notice at least 60 days prior to the expiration of the initial term or any renewal term. This contract originally provided for a minimum annual salary of $120,000 and an annual discretionary incentive bonus to be determined by the Board of Directors. Mr. Pawelek's annual salary has since been increased to $150,000. If Mr. Pawelek is terminated for any reason, other than "For Cause," as defined, or Mr. Pawelek terminates his employment for "Good Reason," as defined, the Company will (i) continue to pay Mr. Pawelek his then current salary and annual bonus until the next succeeding December 31 on which the Company could have terminated the term of the contract, and (ii) pay immediately to Mr. Pawelek a lump sum equal to Mr. Pawelek's then current annual salary and the amount of incentive bonus paid or payable to Mr. Pawelek for the immediately preceding year.

Certain Relationships

The Company is under contract to perform seismic services for Energy Arrow, for which Matthew R. Bob, a former director of the Company, is President and an owner. In fiscal year 1996, the Company received approximately $1,683,000 for seismic services performed for Energy Arrow under that contract.

     On February 1, 1996, the Company entered into a consulting agreement with Mr. Billy E. Trapp, a former President of the Company who retired from full time employment in March 1991 (the "Billy Trapp Consulting Agreement"). Pursuant to the Billy Trapp Consulting Agreement, the Company pays Mr. Trapp $4,000 per month for his services as a consultant to the Company for a term of ten years, provided that the Company may terminate the agreement for good cause. In connection with the Billy Trapp Consulting Agreement, Mr. Trapp and his wife executed a release agreement whereby each jointly and severally released the Company, Sierra and their respective affiliates, officers, directors, employees and representatives from any liabilities or claims related to a certain letter agreement regarding advisory and consulting services dated February 14, 1992 between Mr. Trapp and the Company, a certain letter agreement for consulting services, stock assignment, termination of stock options and group life insurance coverages dated February 14, 1992 by Mr. Trapp, and any other agreements or relationships between Mr. Trapp and/or Mrs. Trapp and the Company and/or Sierra. Billy E. Trapp is the father of Rick E. Trapp, the Company's former Chief Executive Officer and former Chairman of the Board.

     On December 15, 1994, the Company entered into a consulting agreement with Rick E. Trapp, the former Chief Executive Officer and Chairman of the Board of Directors, for a term of three years (the "Rick Trapp Consulting Agreement"). The Rick Trapp Consulting Agreement provided for (i) a monthly fee of $10,000 to be paid to Mr. Trapp, and (ii) a covenant not to engage in certain activities in competition with the Company for a period of six months following termination of the agreement. On September 22, 1996, Mr. Trapp and the Company agreed to terminate the Rick Trapp Consulting Agreement. In connection therewith (i) the Company agreed to pay to Mr. Trapp the sum of

$40,000, payable in four equal monthly installments commencing on October 1, 1996, and (ii) Mr Trapp executed a release and waiver agreement pursuant to which Mr. Trapp agreed to release the Company and its affiliates, officers, directors, employees and representatives from any and all liability and claims related to Mr. Trapp's employment with the Company, the termination of Mr. Trapp's employment, the Rick Trapp Consulting Agreement and any other agreements and relationships between the Company and Mr. Trapp. The release and waiver agreement further provided that Mr. Trapp not compete with the Company nor solicit any employee, agent or representative of the Company for a period of one year thereafter.

     In January 1996, the Company entered into a financing arrangement with Resource Investors Management Company and certain of its affiliates (collectively "RIMCO") providing up to $7,000,000, of which $4,000,000 was immediately funded to restructure existing debt. The debt restructure consisted of (i) $3,500,000 in 10% Senior Secured General Obligation Notes payable in 48 equal monthly installments of principal plus accrued interest commencing on March 1, 1996, and (ii) $500,000 in 5% Convertible Notes maturing on February 1, 1998, with monthly payments of interest only commencing March 1, 1996, convertible into common stock of the Company (the "Convertible Notes" at a conversion price of $3.45 per share, subject to adjustment). The remaining $3,000,000 was subsequently funded under 10% Senior Secured Exchangeable General Obligation Notes, which were exchangeable for common stock of the Company (the "Exchangeable Notes" at an exchange price of $3.77 per share, subject to adjustment). In connection with this financing arrangement, The Company issued to RIMCO warrants to purchase 165,000 shares of the Company's common stock at a purchase price of $3.14 per share, subject to adjustment.

     On May 28, 1996, the Company entered into an additional credit facility with RIMCO pursuant to which the Company issued 10% Senior Secured General Obligation Notes in the aggregate principal amount of $6,500,000. In connection with this credit facility, the Company issued to RIMCO warrants to purchase 278,650 shares of the Company's common stock at a purchase price of $5.00 per share, subject to adjustment. The conversion and exchange rights and the warrants issued in connection with both credit facilities could ultimately entitle RIMCO to acquire in excess of 20% of the Company's common stock.

     On August 14, 1996, the Company exercised its right to convert the Convertible Notes into 145,208 shares of the common stock of the Company. On September 30, 1996, the Company exercised its exchange rights under the Exchangeable Notes for 795,754 shares of the common stock of the Company.

     On December 6, 1996, the Company announced the execution of a commitment letter providing for RIMCLP to provide a $3,000,000 general obligation credit facility that will be utilized to finance its current and future exploration and production activities. The new credit facility is expected to have a three year maturity and will function as a revolving credit line with monthly payments of interest only. Any net proceeds generated from the sale of oil and gas prospects, properties and production would be required to be utilized to pay down the credit line and create additional borrowing availability. The credit facility, which is expected to close in January 1997, is contingent upon the completion of appropriate documentation fully satisfactory in form and substance to Universal and RIMCO and their respective counsel. The maturity of the new facility would accelerate in the event of a change of control.

     Transactions between the Company and its officers, directors and principal stockholders or affiliates of any of them have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Approval of a majority of disinterested members of the Board of Directors will be required for any transaction between the Company and its officers, directors or affiliates. Any future loans from the Company to its officers, directors, key employees or their affiliates will be approved by a majority of the independent and disinterested directors.

Compliance with Section 16(a) of the Exchange Act

     Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Commission reports on Form 3, 4 or 5, relating principally to transactions in Company Securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to the most recent fiscal year, and any written representations received by the Company from a director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that the following reporting persons did not file on a timely basis the following reports required by Section 16(a) of the Securities Exchange Act of 1934 during the Company's fiscal year ending June 30, 1996. Matthew R. Bob, a director of the Company, filed a Form 4 on October 17, 1995 with respect to the Company's grant to him of an option to purchase 5,000 shares of stock in October 1994, which form was due on November 10, 1994. Mr. Bob also filed a Form 4 on February 21, 1996 with respect to the Company's grant to him of an option to purchase 10,000 shares of stock in November 1995, which form was due on December 10, 1994. Mr. Bob did not file in a timely manner a Form 5 with respect to the Company's fiscal year 1996, which form was due on August 14, 1996. Calvin C. Cobb, a director of the Company, filed a Form 4 on October 19, 1995 with respect to the Company's grant to him of an option to purchase 5,000 shares of stock in December 1994, which form was due on January 10, 1995. Mr. Cobb also filed a Form 4 on February 18, 1996 with respect to the Company's grant to him of an option to purchase 10,000 shares of stock in November 1995, which form was due on December 10, 1995. Mr. Cobb did not file in a timely manner a Form 5 with respect to the Company's fiscal year 1996, which form was due on August 14, 1996. Gary J. Milavec, a director of the Company, filed a Form 3 on February 20, 1996 with respect to his election as a director of the Company on February 9, 1996, which form was due on February 19, 1996. Ronald L. England, Chief Financial Officer and Treasurer, and a director, of the Company, filed a Form 4 on October 18, 1995 with respect to the Company's grant to him of an option to purchase 30,000 shares of stock in August 1994, which form was due on September 10, 1994, a Form 4 on October 18, 1995 with respect to the Company's grant to him of an option to purchase 30,000 shares of stock in May 1995, which form was due on June 10, 1995, a Form 4 on October 18, 1995 with respect to the Company's grant to him of an option to purchase 40,000 shares of stock in August 1995, which form was due on September 10, 1995, a Form 4 on February 20, 1996 with respect to his acquisition of 2,000 shares of the Company's common stock in December 1995, which form was due on January 10, 1996 and a Form 4 on February 20, 1996 with respect to the exchange of options to purchase 105,000 shares of the Company's common stock for warrants in January 1996, which form was due on February 10, 1996. Mr. England did not file in a timely manner a Form 5 with respect to the Company's fiscal year 1996, which form was due on August 14, 1996. Vicki D. Humphrey filed a Form 4 on October 18, 1995 with respect to the Company's grant to her of an option to purchase 5,000 shares of stock in August 1995, which form was due on September 10, 1995. Ms. Humphrey did not file in a timely manner a Form 5 with respect to the Company's fiscal year 1996, which form was due on August 14, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects the beneficial ownership of the Company Common Stock as of December 13, 1996 with respect to (i) all persons known by the Company to be the beneficial owner of more than five percent of the Company Common Stock, (ii) directors and nominees for director of the Company and (iii) directors and officers of the Company as a group:


                                        Beneficial Ownership (1)
                                        As of December 13, 1996
                                  ---------------------------------------

Name and Address of Beneficial     Number                        Percent
Owner, Identity of Group           of Shares                     of Class

Kentex Holdings, Inc.              1,170,000        (2)            22.37%
  16420 Park Ten Place
  Suite 300
  Houston, Texas 77084-5051

Rick E. Trapp                      1,190,700        (3)            22.77%
  3926 Brynmawr
  Richmond, Texas 77469

RIMCO Associates, Inc.             1,384,612        (4)            26.48%
  600 Travis Street, Suite 6875
  Houston, Texas 77002

Michael T. Kanarellis and            263,000        (5)(6)          5.03%
  Robert J. Kecseg Group

Directors
  Michael J. Pawelek               1,172,000        (7)            22.41%
  Calvin G. Cobb                      35,000        (8)             *
  Ronald L. England                1,172,000        (9)            22.41%
  Stephen F. Oakes                         0       (10)             *
  Gary J. Milavec                          0       (10)             *

Directors and Executive Officers   1,324,000       (10)(11)        25.32%
as a group (5 persons)

-----------
* Indicates less than one percent.

(1) Unless otherwise noted, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock.

(2) Includes 1,065,000 shares owned beneficially and of record by Sierra, and 105,000 shares purchasable within sixty days pursuant to warrants immediately exercisable, 100,000 of which are exercisable at a price of $3.75 per share and 5,000 of which at a price of $2.50 per share.

(3) Includes 20,700 shares owned beneficially and of record by Mr. Trapp and 1,170,000 shares owned beneficially by Kentex. Mr. Trapp owns 40% of Kentex's outstanding voting securities and is the Chairman of the Board of Kentex and may therefore be deemed to beneficially own all of the Company's common stock owned by Kentex.

(4) Includes (i) 50,823 shares held of record, and 233,300 shares purchasable within 60 days upon the exercise of warrants, by RIMCO Partners, L.P., (ii) 488,488 shares held of record, and 89,516 shares purchasable within 60 days upon the exercise of warrants, by RIMCO Partners, L.P. II, (iii) 61,510 shares held of record, and 6,600 shares purchasable within 60 days upon the exercise of warrants, by RIMCO Partners, L.P. III, and (iv) 340,141 shares held of record, and 114,234 shares purchasable within 60 days upon the exercise of warrants, by RIMCO Partners, L.P. IV. RIMCO Associates, Inc. is the sole generalpartner of RIMCLP, which is the sole general partner of each of the RIMCO Partnerships, and may therefore be deemed to beneficially own all of the Company's common stock owned by the RIMCO Partnerships.

(5) All information in this table and footnotes thereto regarding this stockholder is based solely on information included in a Schedule 13D filed on behalf of Mr. Kanarellis and Mr. Kecseg on November 12, 1996. Mr. Kanarellis, address is c/o Technoflex, Inc., 10000 Memorial, Suite 250 Houston, Texas 77024. Mr. Kecseg's address is c/o First Research Financial, Inc., 6210 Beltline Road, Suite 155, Irving Texas 75063.

(6) Mr. Kanarellis has sole voting and dispositive power as to 215,900 of such shares. The remaining 47,100 shares are owned by Mr. Kecseg who has shared voting and dispositive power as to 9,800 of such shares and sole voting and dispositive power as to the remainder of such shares.

(7) Includes 2,000 shares owned beneficially and of record by Mr. Pawelek and 1,170,000 shares owned beneficially by Kentex. Mr. Pawelek owns 40% of Kentex's outstanding voting securities and is a director and officer of Kentex and may therefore be deemed to beneficially own all of the Company's common stock owned by Kentex.

(8) Includes 10,000 shares purchasable within sixty days under options granted to non-employee directors pursuant to the 1992 Stock Incentive Plan, 10,000 shares purchasable within sixty days under options granted to directors pursuant to the 1995 Director's Stock and 15,000 shares purchasable within sixty days under other options.

(9) Includes 2,000 shares owned beneficially and of record by Mr. England and 1,170,000 shares owned beneficially by Kentex. Mr. England owns 20% of Kentex's outstanding voting securities and is a director of Kentex and may therefore be deemed to beneficially own all of the Company's common stock owned by Kentex.

(10) Excludes 1,384,612 shares beneficially owned by RIMCO Associates, Inc. and RIMCLP, with respect to which Mr. Oakes and Mr. Milavec have disclaimed beneficial ownership.

(11) Includes 145,000 shares of Common Stock purchasable within 60 days under options granted to various directors and officers, and 1,170,000 shares owned beneficially by Kentex. Mr. Pawelek and Mr. England collectively own 60% of the outstanding voting securities of Kentex and are each executive officers and directors of Kentex and may therefore by deemed to beneficially own all of the Company's common stock owned by Kentex. The address for each of the officers and directors of the Company is 16420 Park Ten Place, Suite 300, Houston, Texas 77084-5051.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand, the Company's independent public accountants, have audited the Company's financial statement for the year ending June 30, 1996; however, no independent public accountant has been selected to audit the Company's financial statements for the year ending June 30, 1997.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting on January 28, 1997, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     From time to time stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1997 Annual Meeting of Stockholders must be received by the Company no later than June 22, 1997. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company at the address of the Company set forth on the first page of the Proxy Statement.

                                  OTHER MATTERS

     The Board of Directors knows of no business other than the foregoing that will be presented at the Annual Meeting. Should any other business come before the Annual Meeting, it is the intention of the proxies named in the enclosed proxy form to vote according to their best judgment on such matters.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE WHITE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

                                        By order of the Board of Directors

                                        VICKI D. HUMPHREY, Secretary
Houston, Texas
December 20, 1996

-------------------------------------------------------------------------------

                                   IMPORTANT


Your vote is important. No matter how few shares you own, please vote FOR your Board of Directors by signing, dating and mailing the enclosed WHITE proxy card today in the postage paid envelopeprovided. We urge you NOT to return any blue proxy cards sent to you by the Committee.

If you have already returned a proxy sent to you by the Committee, you can change your vote bysigning and returning the enclosed WHITE proxy card. Only your latest dated, properly executed proxy card will count at the Annual Meeting.

If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unlesshe receives your specific instructions. Please sign, date and return the enclosed WHITE Proxy Card in the postage-paid envelope that has been provided.

If you have any questions about how to vote your USA shares, please call our proxy solicitor,

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072
                            Toll Free: 800-346-7885

-------------------------------------------------------------------------------
  If you have any questions about how to vote your proxy card, please call our proxy solicitor,
     Corporate Investor Communications, Inc., toll free at (800) 346-7885.

                       UNIVERSAL SEISMIC ASSOCIATES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JANUARY 28, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael J. Pawelek and Ronald L. England, or any one or more of them, with full power of substitution, the attorneys and proxies of the undersigned to vote the shares of common stock of Universal Seismic Associates, Inc., a Delaware corporation (the "Company"), held of record by the undersigned at the close of business on December 13, 1996, at the annual meeting of shareholders of the Company to be held at the offices of the Company located at 16420 Park Ten Place, Suite 300, Houston, Texas 77084-5051 on January 28, 1997 at 10:00 a.m. local time, and at any adjournment thereof, as follows:

The board of directors recommends that the shareholders vote FOR the election of the persons set forth on the reverse side as directors.

This proxy is to be voted as directed. In the absence of specific direction, it is intended to vote the shares represented by this proxy FOR the election of Michael J. Pawelek, Ronald L. England, Calvin G. Cobb, Stephen F. Oakes and Gary
J. Milavec, as directors.

                 IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

        You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires
              no postage if mailed in the United States or Canada.

(1) Election of directors.

      |_| FOR (except as withheld below)        |_| WITHHOLD VOTE

Nominees: Michael J. Pawelek, Ronald L. England, Calvin G. Cobb, Stephen F. Oakes and Gary J. Milavec.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

--------------------------------------------------------------------------------

                                         (2) As  such   proxies   may  in  their
                                             discretion   determine   upon  such
                                             other  matters as may properly come
                                             before the meeting.

                                         Dated _________________________, 199___

                                         By: ___________________________________

                                         _______________________________________
                                                  Title and Capacity

                                         When  signing  this proxy,  please date
                                         it and take care to have the  signature
                                         conform  to the  shareholder's  name as
                                         it  appears on  this side of the proxy.
                                         If  shares are  registered in the names
                                         of two or  more  persons,  each  person
                                         should sign. Executors, administrators,
                                         trustees   and   guardians   should  so
                                         indicate when signing.